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                                                                     EXHIBIT 4.7

                                OPTION AGREEMENT

         OPTION AGREEMENT made this__________ day of_________________, between GREENWAY CORPORATION, a Georgia corporation the "Corporation"), and _________________, an employee of the Corporation or one or more of its subsidiaries (the Employee").

         In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1. GRANT OF OPTION. The Corporation hereby irrevocably grants to the Employee the right and option, hereinafter called the "Option", to purchase all or any part of an aggregate of ________________ (_____) Common Shares (such number being subject to adjustment as provided in Paragraph 7 hereof) on the terms and conditions herein set forth.

2. PURCHASE PRICE. The purchase price of the Common Shares covered by the Option shall be Ten Dollars ($10.00) per share.

3.       TERM OF OPTION. The term of the Option shall be for a period of ten
         (10) years from the date hereof, subject to earlier termination as provided in Paragraphs 5 and 6 hereof. The Option may be exercised within the above limitations and in accordance with the terms of the Corporation's Nonstatutory Stock Option Plan at any time during the above-mentioned ten (10) years from the date of its grant, as to any part of or all the shares covered hereby; provided, however, that the Option shall not be exercisable prior to the expiration of six (6) months from the date hereof. The purchase price of the shares as to which this Option shall be exercised shall be paid in full in cash at the time of exercise. Except as provided in Paragraphs 5 and 6 hereof, the Option may not be exercised at any time unless the Employee shall have been in the continuous employ of the Corporation and/or of one or more of its subsidiaries, from the date hereof to the date of the exercise of the Option. The holder of the Option shall not have any of the rights of a shareholder with respect to the shares covered by the Option except to the extent that one or more certificates for such shares shall be delivered to him upon the due exercise of the Option.

4. NONTRANSFERABILITY. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised during the lifetime of the Employee and only by him. More particularly


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         (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged, or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect and shall operate to terminate the Option and to divest Employee of same.

5. TERMINATION OF EMPLOYMENT. In the event that the employment of the Employee shall be terminated (otherwise than by reason of death), the Option may be exercised by the Employee (to the extent that he shall have been entitled to do so at the termination of his employment) at any time within three (3) months after such termination, but not more than ten (1O) years after the date hereof. So long as the Employee shall continue to be an employee of the Corporation or one or more of its subsidiaries, the Option shall not be affected by any change in his duties or position. Nothing in this Option Agreement shall confer upon the Employee any right to continue in the employ of the Corporation or of any of its subsidiaries or interfere in any way with the right of the Corporation or any such subsidiary to terminate his employment at any time.

6. DEATH OF EMPLOYEE. If the Employee shall die while employed by the Corporation or within three (3) months after the termination of his employment, the Option may be exercised (to the extent that the Employee shall have been entitled to do so at the date of his death) by the legatee or legatees of the Employee under his last will, or by his personal representatives or distributees, at any time within three (3) years after his death, but not more than ten (10) years after the date hereof.

7. CHANGES IN CAPITAL STRUCTURE. If all or any portion of the Option shall be exercised subsequent to any share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation occurring after the date hereof, as a result of which shares of any class shall be issued in respect of outstanding Common Shares or Common Shares shall be changed into the same or a different number of shares of the same or another class or classes, the person or persons so exercising the Option shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which, if Common Shares (as authorized at the date hereof) had been purchased at the date hereof for the same aggregate price (on the basis of the price per share set forth in paragraph 2 hereof) and had

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         not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such purchase and all such share dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations; provided, however, that no fractional share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued.

8.       LIMITATIONS.

         The Employee may exercise this Option only to the extent that such exercise will not cause the Corporation to exceed the Aggregate Offering Price (as defined in 17 C.F.R. Section 230.701) of all stock offered to the Corporation's employees under the Corporation's various employee benefit plans. The reduction in the number of shares which Employee may purchase in any given calendar year under this Option shall be an equivalent percentage to the reduction imposed on all other employees participating in the Corporation's Nonstatutory Stock Option Plan.

         This 0ption may not be exercised if the issuance of shares of Common Stock of the Corporation upon such exercise would constitute a violation of any applicable Federal or State securities or other law or valid regulation. The Employee, as a condition to his exercise of this Option, shall represent to the Corporation that the shares of Common Stock of the Corporation that he acquires under this Option are being acquired by him for investment and not with a present view to distribution or resale, unless counsel for the Corporation is then of the opinion that such a representation is not required under the Securities Act of 1933 or any other applicable law, regulation or rule of any governmental agency.

9. METHOD OF EXERCISING OPTION. Subject to the terms and conditions of this Option, the Option may be exercised by written notice to the Corporation's legal counsel, Steven T. Minor, at Tisinger, Tisinger, Vance & Greer, P.C., 100 Wagon Yard Plaza, Carrollton, Georgia 30117 (phone: 770/834-4467). Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option. Upon receipt of such notice, accompanied by payment of the full purchase price of such shares and the original, signed draft of this Option, the Corporation's counsel shall deliver to Employee a certificate or certificates representing such shares and a new option for those shares not exercised, if any. Payment of such purchase price shall be made by check payable to the order of the Corporation. The certificate or certificates

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         for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option (or, if the Option shall be exercised by the Employee and if the Employee shall so request in the notice exercising the Option, shall be registered in the name of the Employee and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised, pursuant to Paragraph 6 hereof, by any person or persons other than the Employee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

10. SUBSIDIARY. As used herein, the term "subsidiary" shall mean any present or future corporation which would be a "subsidiary corporation" of the Corporation, as that term is defined in Section 424 of the Internal Revenue Code of 1986.

11. PLAN COMPLIANCE. The Employee acknowledges receipt of a copy of the Plan and represents that he is familiar with the terms and provisions thereto. The Employee hereby accepts this Option subject to all the terms and provisions of the Plan. The Employee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Plan Administrator upon any questions arising under the Plan. As a condition to the issuance of shares of Common Stock of the Corporation under this Option, the Employee authorizes the Corporation to withhold in accordance with applicable law from any regular cash compensation payable to him any taxes required to be withheld by the Corporation under Federal, State or local law as a result of his exercise of this Option.

12. INFORMATION. The Employee acknowledges and represents that he has reviewed all financial and other records of the Corporation that he deems necessary to make an informed decision about the Corporation's future prospects and the value of this Option.


                                             GREENWAY CORPORATION


                                             By:_______________________________
                                             Title:____________________________


                                             __________________________________
                                             EMPLOYEE

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